Exhibit 5.1

JONES DAY

NORTH POINT    •    901 LAKESIDE AVENUE    •    CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939    •    FACSIMILE: +1.216.579.0212

October 25, 2012

Athersys, Inc.

3201 Carnegie Avenue

Cleveland, Ohio 44115-2634

Re:	Registration Statement on Form S-1 filed by Athersys, Inc.

Ladies and Gentlemen:

We are acting as counsel for Athersys, Inc., a Delaware corporation (the “Company”), in connection with the public offering and sale of up to 3,222,300 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), of the Company pursuant to the Purchase Agreement (the “Purchase Agreement”) proposed to be entered into by and between the Company and Piper Jaffray & Co., acting as representative of the several underwriters to be named in Schedule I thereto (the “Underwriters”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the terms of the Purchase Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that the Purchase Agreement will have been executed and delivered by the parties thereto and the resolutions authorizing the Company to issue and deliver the Shares pursuant to the Purchase Agreement will be in full force and effect at all times at which the Shares are issued and delivered by the Company.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company on the date hereof pursuant to Rule 462(b) under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

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Athersys, Inc. October 25, 2012 Page 2	JONES DAY

Very truly yours,

/s/ Jones Day